FEE LETTER FOR ISSUANCE OF CREDITS (the “Fee Letter”)
FROM:    Citibank Europe Plc, a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the “Bank").
TO:    GREENLIGHT REINSURANCE, LTD., an exempted company incorporated in the Cayman Islands with registered number 137831 and its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the "Company").
DATE:        19 December 2024
Dear Sirs
1.Facility Agreement: We refer to the Facility Agreement constituted by (a) the insurance letters of credit master agreement for issuance of Credits Form 3/CEP dated 20 August 2010 between the Company and the Bank, as amended and restated pursuant to an amendment and restatement agreement dated on or about the date of this Fee Letter (the “Master Agreement”); and (b) the uncommitted facility letter addressed by the Bank to the Company dated on or about the date of this Fee Letter (the "Facility Letter"). Unless otherwise indicated, capitalised words used in this Fee Letter shall have the same meanings given to them in the Master Agreement and the Facility Letter.
2.This Fee Letter constitutes the entire agreement between the parties in respect of its subject matter, and supersedes all previous agreements, understandings and agreements between them, whether in writing or oral, including the fee letter dated 20 August 2010 addressed by the Bank to the Company, as amended or otherwise modified prior to the date hereof.
3.The Bank and the Company agree that this Fee Letter is a Facility Document for the purposes of the Facility Agreement.
4.Fee letter: This Fee Letter sets out the fees that the Company shall pay the Bank in consideration for the Bank providing the Facility and issuing Credits pursuant to the Facility Agreement.
5.Quarter Dates: In this letter, "Quarter Dates" shall mean each of the following dates in any calendar year: 31 March, 30 June, 30 September and 31 December, save that if such date is not a Business Day, then the relevant Quarter Date shall be the preceding Business Day.
6.Utilisation fee
6.1In relation to each Credit, the Company shall pay to the Bank a continuing fee as follows: (a) 20 bps per annum; (b) payable in the Base Currency; (c) calculated on that Credit’s Outstanding Value on a daily basis (and where it is not denominated in the Base Currency, calculated on the Base Currency Equivalent (as at the Quarter Date at the end of the relevant quarter) of its maximum face value (whether drawn or not)); (d) for the period starting on its Issue Date and ending on its expiry date or such later date when the Bank shall have no further obligations under it; (e) payable quarterly in arrear calculated up to and including each Quarter Date; (f) calculated and accruing on a daily basis; (g) as determined by the Bank and notified to the Company on or after the applicable Quarter Date; and (h) payable no later than close of business on the seventh Business Day after the Bank so notifies the Company.
6.2Such notional allocation shall be carried out by the Bank on the Quarter Day falling at the end of the relevant quarter and with any notional currency conversions into the Base Currency also calculated on the same day, and the Bank shall minimise the fees payable by the Company by allocating any Credit (or part thereof) against any unallocated collateral of a type with the lowest fees first.
6.3For the purposes of this paragraph 6:
(a)“Issue Date” means, in relation to a Credit, the date on which that Credit was issued; and
(b)“Outstanding Value” means, at any time in relation to any Credit, the maximum actual and contingent liability of the Bank at that time under or in relation to that Credit, as determined by the Bank.

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7.Changes: At any time, upon giving the other party 12 months’ notice, the Bank may change any of the provisions of paragraph 6 above (including to avoid doubt increase the size of any fee) and/or any of the provisions of the Master Agreement to the extent they apply to any fee payable under this Fee Letter. To avoid doubt, any such changes shall apply to existing as well as future Credits.
8.Remittances: Without prejudice to clause 13.2 of the Master Agreement, each fee shall be paid into such account of the Bank as it may notify the Company from time to time.
9.No refunds: No fee paid pursuant to this Fee Letter shall be refundable by the Bank in any circumstances.
10.Deductions: All fees payable pursuant to this Fee Letter shall be paid in full without any restriction or condition, free and clear of any deduction or withholding for or on account of any tax and without deduction or withholding on account of any other amount, whether by way of set-off, counterclaim or otherwise.
11.Taxes: All fees payable pursuant to this Fee Letter are exclusive of any value added tax or similar tax which may be levied or payable on or in relation to any such fee in any jurisdiction and the Company shall pay such a sum equal to any such value added tax or similar tax to the Bank in addition to any such fee.
12.Confidentiality: The Company agrees to keep the contents of this Fee Letter (including the amount of any fees referred to in this Fee Letter) confidential and agrees not to disclose such contents to any person, except that the foregoing shall not prevent the Company from making any disclosure (a) required by applicable law or competent court, (b) to any member of the Group (comprising the Company and its Subsidiaries), (c) to its auditors, and (d) to its legal advisers, accountants or other professional advisers.
For the purposes of this paragraph 12, “Subsidiaries” means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.

13.Counterparts: This Fee Letter may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.
14.Third Party Rights: Unless expressly provided to the contrary in this Fee Letter, a person who is not a party to this Fee Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Fee Letter.
15.Data protection.
15.1Compliance with law. Each party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Fee Letter. Each party acknowledges and agrees that each act as a separate and independent data controller in respect of its processing of personal data under this Fee Letter and that each party is responsible for its own compliance with its obligations as an independent data controller under applicable data protection and privacy laws.
15.2Mutual cooperation. Each party will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or notifiable personal data breaches relating to the processing of personal data under this Fee Letter, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.
Definitions. The terms ‘personal data’, ‘personal data breaches’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.
16.Recognition of bail-in.
16.1Notwithstanding any other terms of this Fee Letter or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party

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acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Fee Letter may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Fee Letter to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
16.2For the purposes of this paragraph 16 (Recognition of Bail-In): (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers. (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.
16.3Governing law and Jurisdiction: This Fee Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the parties agree that the courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with this Fee Letter, including disputes relating to any non-contractual obligations. The Company designates the following address as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Fee Letter: Corporation Service Company (UK) Limited at 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU.Items served at this address must be marked for the attention of the Company. The Company must have the same address for service and it must be an address in London, United Kingdom. If the Company wishes to change their address for service, the Company may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.

Please would the Company deliver to the Bank a copy of this Fee Letter duly signed by the Company as indicated below.
[SIGNATURE PAGES TO FOLLOW]

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Signed on behalf of
Citibank Europe Plc
by:

(Sign) /s/ Michael Ashworth Name: Michael Ashworth Title: Senior Vice President	(Sign) ………………………………….. Name: _________________ Title: ________________

Fee Letter – signature page (Citibank Europe Plc)
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We accept this Fee Letter and agree to be bound by this Fee Letter in the capacity as the Company.

Signed on behalf of
Greenlight Reinsurance Ltd
by:

(Sign) /s/ Faramarz Romer	(Sign) /s/ David Sigmon
Name: Faramarz Romer Title: Chief Financial Officer	Name: David Sigmon Title: General Counsel

Fee Letter – signature page (Greenlight Reinsurance Ltd)
4856-6313-8516, v.9